Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 01:48 PM 02/22/2022 FILED 01:48 PM 02122no22 SR 20220639779 - File Number 6441119	BRAG HOUSE HOLDINGS, INC. CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Brag House Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify, in accordance with Section 151 of Title 8 of the Delaware General Corporation Law, that the following resolutions were duly adopted pursuant to the authority of the Board of Directors (the “Board”) of the Corporation under the Certificate of Incorporation of the Corporation, as amended.

RESOLVED, There shall be created from the 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation authorized by Article IV of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), a series of Preferred Stock, designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares of such series shall be 200,000; and

RESOLVED, Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series A Preferred Stock to a number less than the number of shares of the Series A Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase the shares of Series A Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series A Preferred Stock.

Section 1. Definitions. As used herein, in addition to those terms otherwise defined in the Certificate of Incorporation, the following terms shall have the following meanings:

(a) “Capital Stock” shall mean the Series A Preferred Stock, any other series of Preferred Stock, Common Stock of any class, and any class or series of capital stock or other equity securities of the Corporation, whether authorized as of or after the date hereof

(b) “Certificate of Designation” shall mean this Certificate of Designation relating to the Series A Preferred Stock, as it may be amended from time to time.

(c) “Common Stock” shall mean the common stock of the Corporation authorized by Article IV of the Corporation’s Certificate of Incorporation. For purposes of this Certificate of Designation, Common Stock shall also mean any other class of stock resulting from successive changes or reclassifications of such Common Stock, consisting solely of changes as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent association.

(d) “Holder” shall mean a holder of record of an outstanding share or shares of the Series A Preferred Stock.

(e) “Issue Date” shall mean the original date of issuance of shares of the Series A Preferred Stock.

(f) “Junior Securities” shall mean the Common Stock, Series A Preferred Stock and each other class of capital stock or series of Preferred Stock of the Corporation established by the Board of Directors after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(g) “Liquidation Preference” shall mean, with respect to each share of the Series A Preferred Stock, an amount per share of Series A Preferred Stock equal to $0.50, per share.

(h) “Parity Stock” shall mean any other class of capital stock or series of Preferred Stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(i) “Person” shall mean an individual, partnership, association, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

(j) “Preferred Stock” means, collectively, (i) the Series A Preferred Stock, and (ii) any other class of preferred stock of the Corporation and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

(k) “Senior Stock” shall mean each class of capital stock or series of Preferred Stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(1) “Series A Preferred Stock” shall mean the Corporation’s Series A Convertible Preferred Stock, par value $0.0001 per share.

(m) “Transfer Agent” shall mean the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock, or any successor duly appointed by the Corporation, provided that nothing herein restricts the Corporation from serving as its own transfer agent, registrar, conversion and dividend disbursing agent for the Series A Preferred Stock.

Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, rank (a) senior to all Junior Securities, (b) on parity with all Parity Stock and (c) junior to all Senior Stock.

Section 3. Liquidation Rights.

(a) In the event the Corporation liquidates, winds up or dissolves, whether voluntary or involuntary, each Holder shall, subject to the prior rights of any holders of Senior Stock, be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders the Liquidation Preference, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Securities, including, without limitation, on any Common Stock. After the payment to the Holders of the Liquidation Preference for each outstanding share of the Series A Preferred Stock, the Holders shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the shares of the Series A Preferred Stock.

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 3 of this Certificate of Designation.

(c) All distributions made with respect to the Series A Preferred Stock in connection with any liquidation, winding-up or dissolution shall be made pro rata to the Holders based on the number of shares of Series A Preferred Stock held by such Holders.

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or at least twenty (20) days prior to any shareholder’s meeting called to approve such action, if applicable, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each Holder initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action.

Section 4. Voting; Amendments.

(a) Each share of the Series A Preferred Stock shall be entitled to one vote and, except as provided in the immediately following paragraph, shall vote together as a single class with shares of Common Stock on all matters presented to the Corporation’s stockholders for approval.

(b) So long as any shares of the Series A Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote or written consent of the Holders (voting or consenting separately as one class) of at least a majority of the outstanding shares of the Series A Preferred Stock, amend, alter or repeal or otherwise change (including in connection with any merger, consolidation or other similar transaction) any provision of this Certificate of Designation or the Certificate of Incorporation, if the amendment, authorization or repeal would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock. Notwithstanding the foregoing, the Corporation may, without the consent of any Holder, authorize, increase the authorized amount of, or issue additional shares of, Senior Stock or Parity Stock, and in taking such actions, the Corporation shall not be deemed to have materially and adversely affected the existing terms of the Series A Preferred Stock.

Section 5. Dividends. From and after the Issue Date, Holders shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of legally available funds, dividends to the same extent as holders of shares of Common Stock.

Section 6. Automatic Conversion. Each share of Series A Preferred Stock Shall automatically convert, without any action on the part of a Holder, into one share of Common Stock upon consummation of an underwritten public offering of Common Stock.

Section 7. Pre-Emptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s Capital Stock or any of its other securities convertible into or having rights or options to purchase any such Capital Stock.

Section 8. Certificates.

(a) The Series A Preferred Stock certificate or book-entry issuance may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).

(b) If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of the Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

Section 9. Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of the Series A Preferred Stock issued and reacquired shall be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation.

(c) The headings of the various paragraphs and subparagraphs of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(d) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(e) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

The date of this designation’s adoption was February 22, 2022.

The designation was duly adopted by the Corporation’s Board of Directors.

 [Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designation of Series A Preferred Stock has been duly executed by a duly authorized officer of the Corporation.

Dated: February 22, 2022	BRAG HOUSE HOLDINGS, INC.

	By:	/s/ Lavell Juan Malloy, II
Lavell Juan Malloy, II, President and Chief Executive Officer

[Signature Page to Certificate of Designation of Brag House Holdings, Inc.]